Exhibit 10.02
December 1, 2008
R. Neil Williams
Dear Neil:
Intuit has reviewed the terms of your employment agreement dated November 2, 2007 (“Employment Agreement”), in light of the requirements of Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and has concluded that certain changes to your Employment Agreement are desirable under Section 409A. These changes are intended to bring your Employment Agreement into documentary compliance with the requirements for administration under Section 409A. Please review the following changes; however, in order to ensure compliance with Section 409A, Intuit must receive a copy of this document, executed by you, not later than December 31, 2008.
The first paragraph of subsection 2 under the Section entitled “Severance” will be amended and restated to read in its entirety as follows:
In the event of your Involuntary Termination, Termination Without Cause or Termination Following a Change in Control, conditioned upon your execution of a general release and waiver of claims (in a form mutually satisfactory to you and Intuit) against Intuit, its officers and directors and your satisfying all conditions to make the release effective and irrevocable within 45 days after the date of such termination of employment, you will also be entitled to (i) a single lump sum severance payment equal to twelve (12) months of your then current annual base salary and 100% of your annual target bonus for the then current fiscal year (less applicable deductions and withholdings) payable upon the effective date of your “separation from service” (as defined in Treas. Reg. 1.409A-1(h)); and (ii) pro rata acceleration of the vesting and exercisability of the New Hire Option and the New Hire Stock Units, calculated as follows:
The last paragraph of the Section entitled “Severance” regarding Section 280G will be amended and restated to read in its entirety as follows:
If your severance and other benefits provided for in this Section constitute “parachute payments” within the meaning of Section 280G of the Code and, but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then your severance and other benefits under this paragraph will be payable, at your election, either in full or in such lesser amount as would result, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, in your receipt on an after-tax basis of the greater amount of severance and other benefits. If payment is to be in a lesser amount then reduction shall occur in the following order: (i) reduction of payments of cash; and (ii) cancellation of accelerated vesting of the New Hire Option and the New Hire Units.

The paragraph defining “Good Reason” in the “Definitions” section will be amended and restated to read in its entirety as follows:
“Good Reason” means (i) a reduction in your title or a material reduction in your duties or responsibilities that is inconsistent with your position as Chief Financial Officer and SVP such that you no longer report directly to the President and CEO, without your prior written consent; (ii) any reduction in your base annual salary or target bonus opportunity (other than in connection with a general decrease in the salary or target bonuses for all officers of Intuit) without your prior consent; (iii) a material breach by Intuit of any of its obligations hereunder; (iv) failure of any successor to assume this agreement; or (v) a requirement by Intuit, without your prior written consent, that you relocate your principal office to a facility more than 50 miles from Intuit’s current Mountain View offices;
The paragraph defining “Involuntary Termination” in the “Definitions” section will be amended and restated to read in its entirety as follows:
“Involuntary Termination” is your termination of your employment immediately after (i) delivering written notice to the Company of the occurrence of an event constituting Good Reason (with such delivery made within the 90 days following the first occurrence of the event constituting Good Reason), and (ii) the failure of the Company to cure such event within the 30 days following delivery of the notice.
Except as expressly amended or modified herein, all terms and conditions of your Employment Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect.
Please do not hesitate to contact me with any questions regarding these changes.
Sincerely,
/s/ LAURA A. FENNELL
Laura A. Fennell
Senior Vice President, General Counsel and
Corporate Secretary
AGREED AND ACCEPTED:

/s/ R. NEIL WILLIAMS	12/1/2008

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